Exhibit (a)(5)(GG)
ENEL AND ACCIONA ANNOUNCE SATISFACTION OF ONE OF THE CONDITIONS FOR ENDESA PUBLIC TENDER OFFERS
Rome and Madrid, 26 September 2007 — Enel S.p.A. (Enel), acting through its subsidiary Enel Energy Europe S.r.l. (EEE), and Acciona, S.A. (Acciona) announce that the resolutions of yesterday’s Special Shareholders’ Meeting of Endesa, S.A. (Endesa) amending the bylaws of Endesa with regard to the limitations on shareholder voting rights and the composition of the board of directors have been duly recorded with the Madrid Commercial Registry today and, therefore, one of the two conditions precedent of the public tender offers launched by EEE and Acciona for 100% of Endesa share capital has been satisfied.
The public tender offers are still subject to receipt of valid tenders of Endesa shares and ADSs, which together with the shares already directly and indirectly held by Enel and Acciona, represent more than 50% of the share capital of Endesa. The U.S. public tender offer is also subject to the completion of the Spanish public tender offer.
Important Information Regarding the Offers
On July 30 2007, Acciona, a Spanish corporation, and EEE, an Italian limited liability company and a wholly-owned subsidiary of Enel, an Italian corporation, filed a tender offer statement on Schedule TO regarding a tender offer for ordinary shares and ADSs of Endesa with the U.S. Securities and Exchange Commission (“SEC”). Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from the offerors regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from Acciona, Enel, Endesa and the four Spanish Stock Exchanges. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), Acciona (www.acciona.es) and Enel (www.enel.it). Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by the offerors with the SEC on the SEC’s web site at www.sec.gov.